Exhibit 10.11
SECOND AMENDMENT TO
RESTRICTED STOCK AGREEMENT
     THIS SECOND AMENDMENT TO RESTRICTED STOCK AGREEMENT (“Second Amendment”) is entered into by and between Cardtronics, Inc., a Delaware corporation (the “Company”), and Jack M. Antonini (the “Employee”) as of February 10, 2005.
     WHEREAS, the Company and the Employee have heretofore entered into that certain Restricted Stock Agreement dated as of February 4, 2004 (the “Restricted Stock Agreement”); and
     WHEREAS, the Company and the Employee have heretofore entered into that First Amendment to Restricted Stock Agreement dated as of March 1, 2004 (the “First Amendment”); and
     WHEREAS, the Company and the Employee desire to amend the Restricted Stock Agreement, as previously amended, in certain respects;
     NOW, THEREFORE, in consideration of the premises set forth above and the mutual agreements set forth herein, the Company and the Employee hereby agree, effective as of the date first set forth above, that the Restrictive Stock Agreement shall be further amended as hereafter provided:
     1. Subparagraph (a) of the definition of the term “Change of Control” in Section 1 “Definitions” to the Restricted Stock Agreement shall be deleted and the following shall be substituted therefor:
     "(a) prior to the date of an IPO, any transaction or event pursuant to which (i) (A) the CapStreet Group, Inc. and/or its affiliates (the “CapStreet Group”) cease to own fifty percent (50%) or more of the number of shares of the Parent Company’s common stock that they own on February 11, 2005, and (B) TA Associates, Inc. and/or its affiliates (the “TA Group”) cease to collectively own 50% or more of the number of shares of the Parent Company’s common stock that they own on February 11, 2005 (on an as converted basis), (ii) any acquisition by any person or “group” (within the meaning of Section 13(d)(3) of the Securities Act of 1934, as amended), other than the CapStreet Group and/or the TA Group, of more than fifty percent (50%) of the Parent Company’s common stock (on an as converted basis) through the issuance of common stock by the Parent Company, (iii) any person or “group” (within the meaning of Section 13(d)(3) of the Securities Act of 1934, as amended), other than the CapStreet Group and/or the TA Group, has the right to designate a majority of the Board of the Directors of the Parent Company or (iv) all or substantially all of the assets of the Parent Company are transferred to an entity which such entity after such transfer is not owned by the holders of equity securities of the Parent Company in substantially the same proportions as they owned the Parent Company immediately prior to such transfer;”
     2. This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and any successors to the Company and all persons lawfully claiming under the Employee.
     3. Except as expressly modified by this Second Amendment, the terms of the Restrictive Stock Agreement shall remain in full force and effect and are hereby confirmed and ratified.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this First Amendment as of the date first set forth above.

“EMPLOYEE”	“COMPANY” CARDTRONICS, LP
/s/ Jack M. Antonini	By:	/s/ J. Chris Brewster
JACK M. ANTONINI		Name:	J. Chris Brewster
		Title:	Chief Financial Officer